EXHIBIT 10.26

INTRALASE CORP.

CHANGE OF CONTROL SEVERANCE AGREEMENT

This agreement is entered into between IntraLase Corp (the “Company,” which term shall include any successor by merger, consolidation, sale of substantially all of the Company’s assets or otherwise) and Robert Palmisano (“Executive”) effective as of the third day of March, 2004, or the inception of Executive’s employment with the Company, whichever is later (“Effective Date”).

WHEREAS, the Executive and the Company have entered into that certain Employment Agreement, dated April 10, 2003 (the “Employment Agreement”);

WHEREAS, Sections 9 and 10 of the Employment Agreement provide for termination and severance benefits, including upon a Change of Control (as defined in the Employment Agreement); and

WHEREAS, each of the parties hereto desire to amend those provisions in the Employment Agreement following a public offering of the Company’s common stock in favor of the following provisions contained herein and all other provisions in the Employment Agreement shall remain in full force and effect.

NOW, THEREFORE, in consideration of the foregoing premises, the following covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties hereto hereby agree as follows:

1.1 Definitions

“Cause” means (a) willful malfeasance or gross negligence in the performance by Executive of his duties, resulting in harm to the Company, (b) fraud or dishonesty by Executive with respect to the Company, or (c) Executive’s conviction of any felony. The Company may treat a termination of Executive’s employment as termination for Cause only after (i) giving Executive written notice of the intention to terminate for Cause and of his right to a hearing and (ii) at least (15) fifteen days after giving the notice, conducting a hearing at which Executive may be represented by counsel. Executive may be suspended with pay during the notice period.

“Change of Control” is defined in Exhibit A.

“Good Reason” means, following a Change of Control, (i) failure by the Company to maintain Executive in at least the position he occupies on the date of this Agreement or assignment to Executive duties materially inconsistent with such positions, (ii) failure by the Company to provide Executive with compensation benefits he is receiving on the date of this Agreement, or as they may hereafter be increased, other than in connection with a Company-wide reduction of compensation and benefits, (iii) breach by the Company of any material provision of this Agreement, (iv) relocation of Executive’s principal place of work to a location more than (50) fifty miles from it’s location immediately prior to the Change of Control or (v) any material reduction in Executive’s duties, responsibilities or authority or any other action that has the effect of a demotion of the Executive. To the extent the Change of Control results in the Company (or a successor to the Company by merger, consolidation or the like), continuing in existence as a direct or indirect subsidiary of an acquirer, the Executive shall be considered to have been demoted unless given the same position, duties and authority in the ultimate parent of the acquirer. By way of example, the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer of a public company would be considered to have reduced duties, responsibility and authority, and hence to have been demoted if, as a result of the Change of Control, such Executive did not have the same role in the ultimate parent of the acquirer.

1.2 Severance Benefits in Connection With a Change of Control or By Executive for Good Reason

(a) Entitlement to Severance Benefits. If, during the period following the commencement of efforts to sell the Company and prior to a Change of Control or twelve months following or otherwise in connection with a Change of Control, the Company terminates Executive’s employment without Cause, or if Executive terminates his employment for Good Reason, the Company will, subject to Section 2 below, provide severance benefits to Executive as set forth below in this Section 1.2.

(b) Severance Benefits. The Company will provide severance benefits as follows:

(i) The Company will pay to Executive within (30) thirty days of the termination a lump-sum cash amount equal to three hundred percent (300%) of the sum of (a) Executive’s then current annual base salary in effect immediately prior to the termination (or, if his base salary has been reduced within (60) sixty days prior to the termination or at any time after the Change of Control, his base salary in effect prior to the reduction), plus (b) the Executive’s target bonus for the current year or for the year immediately prior to the Change of Control whichever is higher; provided that the Executive may in the alternative and in his sole discretion elect to have such payment made in:

(A) equal monthly installments with interest at a rate of 7% per annum over a period not to exceed three (3) years,

(B) a lump sum to the IntraLase Corp. Non-Qualified Deferred Compensation Plan (“Compensation Plan”) or

(C) equal monthly installments as in (A) above with the percentage withheld monthly as Executive has had withheld before the termination to the Compensation Plan.

The foregoing payments are in addition to and not in lieu of salary and bonus for the current year that has been earned but not yet paid. If current year target bonus is tied, in whole or in part, to annualized performance benchmarks, it will be equitably prorated.

(ii) The Company will continue to provide Executive, for a period of three years from the date of termination or commencement of new employment providing substantially similar benefits, whichever is earlier, with any medical, dental, disability, life insurance and automobile reimbursement benefits and other perquisites in effect at the time of termination (or, if the level of benefits has been reduced within (60) sixty days prior to the termination, the level of benefits prior to the reduction). To the extent the Company is unable to provide such benefits to Executive under its existing plans and arrangements, it will either arrange to provide Executive with substantially similar benefits upon comparable terms or pay Executive cash amounts equal to the

Company’s most recent annualized cost of providing such benefits. Following such three years of payment of benefits, the Company shall permit Executive to elect to continue the medical and dental benefits under COBRA, which election shall be made at the time of termination and paid by the Company for the period provided herein.

(iii) The Company will make reasonable and customary outplacement services available to Executive for a period of one year from the date of termination.

(iv) To the extent not otherwise provided for under the Company’s stock plans, all options to purchase Company stock held by Executive will become exercisable and remain exercisable for the period of time set forth in the instruments governing such options, and to the extent not otherwise provided for under the Company’s stock plans, the vesting of all such restricted stock shall be governed by the express terms in the agreements entered into between the Executive and the Company.

(v) The Company shall continue to manage the Compensation Plan during the full period that Executive has elected to receive benefits under such plan. An election to commence payments thereunder upon retirement shall be Executive’s retirement from full-time employment with any employer or age 65, whichever is earlier.

2. Additional Severance Benefits

In the event that it is determined that any payment or benefit provided by the Company to or for the benefit of Executive, either under this Agreement or otherwise, will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision (“Section 4999”), the Company will, prior to the date on which any amount of the excise tax must be paid or withheld, make an additional lump-sum payment (the “gross-up payment”) to Executive. The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges with respect to the gross-up payment, to make Executive whole for all taxes (including withholding taxes) imposed under Section 4999.

Determinations under this section 2 will be made by the Company’s then current firm of independent auditors (the “Firm”). The determinations of the Firm will be binding upon the Company and the Executive except as the determinations are established in resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

If the Internal Revenue Service asserts a claim that, if successful, would require the Company to make a gross-up payment or additional gross-up payment, the Company and Executive will cooperate fully in resolving the controversy with the Internal Revenue Service. The Company will make or advance such gross-up payments as are necessary to prevent Executive from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by Executive to the Company. The Company will bear all expenses of the controversy and will gross Executive up for any additional taxes that may be imposed upon Executive as a result of payment of such expenses.

3. Withholding

All payments required to be made by Company to Executive under this Agreement will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as may be required by law.

4. Arbitration

Any dispute or controversy between the parties involving the construction or application of any terms, covenants or conditions of this Agreement, or any claim arising out of or relating to this Agreement, or any claim arising out of or relating to Executive’s employment by the Company that is not resolved within (10) ten days by the parties will be settled by arbitration in the City of Irvine, California, in accordance with the rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company and Executive agree that arbitrator(s) will have no authority to award punitive or exemplary damages or so-called consequential or remote damages such as damages for emotional distress. Any decision of the arbitrator(s) will be final and binding upon the parties. Either party may request that the arbitrator(s) submit written findings of fact and conclusions of law. The parties agree and understand that they hereby waive their rights to a jury trial of any dispute or controversy relating to the matters specified above in this Section 4. The Company will pay the cost of any such arbitration.

5. No Duty to Mitigate

Benefits payable under this Agreement as a result of termination of Executive’s employment will be considered severance pay in consideration of his past service and his continued service from the effective date of the Change of Control, and his entitlement thereto will neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation that he may receive from other employment (except as specifically provided in Section 1.2 (b)(ii), above with respect to cessation of health insurance and similar benefits upon commencement of new employment).

6. Rights of Survivors

If Executive dies after becoming entitled to benefits under Sections 1.2 and 2 following termination of employment but before all such benefits have been provided, (a) all unpaid cash amounts will be paid to the beneficiary that has been designated by Executive in writing (the “beneficiary”), or if none, to Executive’s estate, (b) all applicable insurance coverage will be provided to Executive’s family as though Executive had continued to live, and (c) any stock options that become exercisable will be exercisable by the beneficiary, or if none, the Estate.

7. Successors

This Agreement will inure to and be binding upon the Company’s successors. The Company will require any successor to all or substantially all of the business and assets of the Company by sale, merger or consolidation (where the Company is not the surviving corporation), lease or otherwise, by agreement in form and substance satisfactory to Executive, to assume this Agreement expressly. This Agreement is not otherwise assignable by the Company or by the Executive.

8. Subsidiaries

For purposes of this Agreement, employment by a corporation or other entity that is controlled directly or indirectly by the Company will be deemed to be employment by the Company. Thus, references in the Agreement to “Company” include such corporations or other entities where appropriate in the context.

9. Amendment or Modification; Waiver

This Agreement may not be amended unless agreed to in writing by Executive and the Company. No waiver by either party of any breach of this Agreement will be deemed a waiver of a subsequent breach.

10. Severability

In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

11. Controlling Law

This Agreement will be controlled and interpreted pursuant to California law.

12. Notices

Any notices required or permitted to be sent under this Agreement are to be delivered by hand or mailed by registered or certified mail, return receipt requested, and addressed as follows:

If to the Company:

IntraLase Corp.

3 Morgan

Irvine CA, 92618

If to Executive:

Robert Palmisano

Chief Executive Officer

3 Morgan

Irvine, CA 92618

Either party may change its address for receiving notices by giving to the other party.

13. Conflict

The provisions of Sections 9 and 10 of the Employment Agreement shall not apply to a termination of employment of Executive in connection with a Change of Control as described in Section 1.2 herein following the Company completing a public offering of its common stock to the extent that they conflict with the provisions of this Agreement. In the event of a conflict between this Agreement and the provisions of any other compensation or benefit arrangement between the Company and Executive, including the Employment Agreement, this Agreement shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

EXECUTIVE

/s/ Robert Palmisano
Robert Palmisano

INTRALASE CORP.

/s/ Shelley Thunen
By: Shelley Thunen
Title: Chief Financial Officer

Exhibit “A”

“Change of Control” means the occurrence of any one or more of the following events following the completion of the sale of the Common Stock of the Company to the public pursuant to a registration statement filed with the Securities and Exchange Commission:

(1) Any Person becomes the owner of 50% or more of the Company’s Common Stock; or

(2) Individuals who, as of the Effective Date, constitute the Board of Directors of the Company (the “Continuing Directors”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director after the Effective Date whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Continuing Directors will be considered as though such individual were a Continuing Director, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(3) A reorganization, merger, consolidation or similar transaction that will result in the transfer of ownership of more than 50% of the Company’s outstanding Common Stock or that will result in the issuance of new shares of Company Common Stock in an amount equal to more than 50% of the amount of Common Stock outstanding immediately prior to such issuance; or

(4) Liquidation or dissolution of the Company or sale of substantially all of the Company’s assets.

In addition, for purposes of this definition, the following terms have the meanings set forth below:

“Common Stock” means the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock does not include shares of preferred stock or convertible debt or options or warrants to acquire shares of common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board expressly so determines in any future transaction. A Person will be deemed to be the “owner” of any Common Stock of which such Person would be the “beneficial owner” as such term is defined in rule 13d-3 promulgated under the Exchange Act.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this Agreement.

Exhibit A-1

An “Executive Related Party” means any affiliate or associate of you other than the Company or a subsidiary of the Company. The terms “affiliate” and “associate” have the meanings given in Rule 12b-2 under the Exchange Act; the term “registrant” in the definition of “associate” means, in this case, the Company.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

Exhibit A-2